EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHARMASSET, INC.

Pharmasset, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That in accordance with the Bylaws of the Company and Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company, at a meeting held on April 11, 2006 at which a quorum was present, duly adopted resolutions proposing and declaring advisable this amendment of the Second Amended and Restated Certificate of Incorporation of the Company in certain respects and recommending that such amendment be submitted to the stockholders of the Company for consideration, action and approval.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL and amends the provisions of the Certificate of Incorporation of the Company previously filed with the Secretary of State of Delaware on June 8, 2004, as amended and restated to the date hereof.

THIRD: That Section 1.12 of Part 1 of Exhibit A to the Second Amended and Restated Certificate of Incorporation, is hereby amended in its entirety to read as follows:

“Equity Incentive Plan” means the 1998 Stock Plan, as adopted by the Board and as amended, pursuant to which 5,275,522 Common Shares are currently authorized to be issued to officers, directors, employees and consultants of the Company or a Subsidiary.”

FOURTH: That Section 1.13(ii) of Part 1 of Exhibit A to the Second Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“(ii) up to 5,275,522 Common Shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares, recapitalization or other similar event) issuable to officers, directors, employees and consultants of the Company or a subsidiary pursuant to the exercise of options granted or Common Shares directly issued under the Equity Incentive Plan, and such options and other rights to acquire Common Shares granted thereunder;”

IN WITNESS WHEREOF, PHARMASSET, INC. has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 31st day of May, 2006.

PHARMASSET, INC.

By:	/s/ P. Schaefer Price
Name:	P. Schaefer Price
Title:	President and Chief Executive Officer

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